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                                                                  Exhibit 10.42



                                    August 5, 1999

Mr. Brad Braddock
927 San Antonio Avenue
Alameda, CA 94501

Dear Brad:

     Confirming our discussions, I am pleased to offer you the position of Vice President, Product Marketing, reporting directly to me. Your compensation in this new role is at a base salary of $125,000, effective August 1, plus an incentive bonus of 30% of that base pay ($37,500). Any special incentive bonus that you were offered for your role as Director of Business Development will remain in effect through December 31, 1999.

     In addition, at the next meeting of the Compensation Committee, a stock option package of 22,500 shares will be submitted and recommended for approval. This will allot you a grant total of 35,000 shares, to include those that you already hold.

     Among your responsibilities as Vice President of Product marketing are the following:

     .    Competitive analysis, positioning and strategy
     . Vertical marketing and penetration strategy for old and new products and services alike
     .    Analyst relations
     .    White paper content, construction and distribution
     .    Pricing and discounts
     .    Sales tools, presentation and training aids
     . Web marketing Liaison and coordination with others both inside and outside the company, regarding product-related issues to insure the company has maximized its market penetration opportunities
     . Branding, market awareness, lead flow in coordination with and direction of the global marketing communications

Marketing Communication will be expected to deliver the company's advertising, public relations and promotional events, to include trade shows, conferences, seminars and "webinars," and partner events. In addition, it will develop consistent customer and sales collateral and enhance/update the company web site and customer/prospect database. With a successful
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branding effort should come a cost effective and qualified lead flow, which will lead to increased sales and market penetration.

    In addition, you will be expected to work closely with the Business Development effort in support of expanding the company's partnerships and alternate channels of distribution.

    Your background and experience, plus your performance to date have given you a great deal of organizational support as you embark upon your new role. I am excited for you to continue your achievements with Prime Response and am looking forward to working with you to build a world class company.

                                    Sincerely,

                                    /s/ Peter J. Boni
                                    Peter J. Boni
                                    President and CEO

PJB:jc

Accepted by: /s/ Brad Braddock
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             Brad Braddock

Dated:  8/10/99
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